EXHIBIT 10.15

AMENDMENT

This Amendment, entered into as of the 4th day of January, 2007, by and between D&E Communications, Inc. and James W. Morozzi.

BACKGROUND

James W. Morozzi (“Executive”) and D&E Communications, Inc. (“Employer”) are parties to that certain Employment Agreement, dated March 16, 2005 (“Agreement”). The parties desire to amend the Employment Agreement to revise the change of control provisions, as set forth below.

Now Therefore, intending to be legally bound hereby, the parties hereto agree as follows:

1. Section 5(b), Without Cause or for Good Reason, of the Agreement is hereby amended by adding the following subparagraph thereto:

(viii) a requirement by D&E or its successor that Executive, in his reasonable judgment take an action that would violate the requirements of generally accepted accounting principles, the regulations of the Securities and Exchange Commission, applicable stock exchange listing standards or D&E’s Code of Business Conduct and Ethics;

2. Section 6 of the Agreement is hereby deleted and replaced, in its entirety, with the following:

6. Change of Control.

(a) Notwithstanding the foregoing, if a Change of Control occurs during the Term and, within the 12 months immediately following the effective date of the Change in Control, Executive terminates his employment for Good Reason or is terminated by D&E without Cause, D&E or its successor shall pay to Executive (immediately upon termination of employment and without the requirement of notice or the opportunity to cure as provided in Paragraph 5), in lieu of the payment of any other sum that might otherwise be payable pursuant to Paragraph 5, (i) a lump sum equal to 2.99 times the Executive’s annual Salary, determined as of the date of the Change of Control, (ii) an additional annual retirement benefit pursuant to the terms of the SERP that provides for an annual supplemental retirement benefit equal to the additional qualified retirement benefit the Executive would accrue under the Qualified Retirement Plan if the Executive was treated as if he had remained employed by D&E through the end of the Initial Term or any applicable Extended Term (the benefit provided under the SERP is intended to be in addition to the Qualified Retirement Plan benefit payable to the Executive regardless of whether the Executive has satisfied the vesting requirements of such plan(s)); (iii) payment of the amount that would have been due to the Executive under any Short-term Incentive Plan in effect at the time of Executive’s termination had the Executive remained employed by D&E through the end of the incentive period relating thereto (any such incentive payment shall be due and payable only at the time and in the manner provided for in the plan relating thereto); and (iv) a lump sum of $17,000 to reimburse Executive for miscellaneous expenses, in each case subject to the limitations set forth in Paragraph 6(b) below. For purposes of this Agreement, a “Change of Control” means:

(i) the acquisition, directly or indirectly, by any person or entity, or persons or entities acting in concert, whether by purchase, merger, consolidation or otherwise, of voting power over that number of voting shares of the capital stock of D&E which, when combined with the existing voting power of such persons or entities, would enable them to cast fifty percent (50%) or more of the votes which all shareholders of D&E would be entitled to cast in the election of directors of D&E;

(ii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of 75% or more of the assets, other than intangible assets, including good will, of D&E to a transferee other than D&E or an entity of which a controlling interest is owned by D&E;

(iii) the date that, during any period of two consecutive years “Continuing Directors” cease to make up a majority of the members of the Board of Directors of D&E. “Continuing Directors” shall mean: (x) each individual who, at the beginning of such period, was a member of the Board of Directors of D&E; and (y) any director elected or nominated for election, by D&E’s shareholders who was first approved by a vote of at least two-thirds of the Continuing Directors then still in office; provided, however, that no individual shall be considered a Continuing Director if such individual initially assumed office as a result of either an actual or threatened election contest or proxy contest, including by reason of any agreement intended to avoid or settle any election contest or proxy contest. For purposes of the foregoing, “election contest” means a solicitation with respect to the election or removal of directors that is subject to the provisions of Rule 14a-11 of the 1934 Act, and “proxy contest” means the solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of D&E; or

(iv) the voluntary dissolution of D&E.

(b) Following the occurrence of a Change in Control, Executive may terminate his employment without Good Reason and shall be eligible to receive a lump sum equal to the Executive’s then annual Salary, determined as of the date of the Change in Control (the “Transition Amount”), under the conditions set forth in this Paragraph 6(b); in the event of such election, the provisions of Paragraph 6(a) shall no longer apply. The Transition Amount shall be payable six months (the “Six-Month Period”) after the later of (i) the date that Executive’s employment terminates or (ii) the date (the “Transition Date”) that is nine (9) months after the effective date of the Change in Control; provided, however, that (x) Executive shall be required to remain employed with D&E or its successor for the period between such effective date and the Transition Date during which Executive shall continue to perform the duties he was performing prior to the Change in Control and/or such transition duties as reasonably requested by D&E or its successor (no Transition Amount would be payable in the event that the Executive’s employment is terminated prior to the Transition Date by D&E for Cause or by the Executive without Good Reason) and (y) Executive must elect to terminate his employment pursuant to this Paragraph within ninety (90) days of the effective date of the Change in Control by providing written notice of such election to D&E. This Transition Amount shall be a joint and several obligation of D&E and any person or entity involved in a Change in Control as provided in 6(a) above. In addition to the Transition Amount, if Executive is eligible to receive the Transition Amount, D&E shall pay Executive: (i) an additional annual retirement benefit pursuant to the terms of the SERP such that the Executive is treated as if he had remained employed by D&E through the Transition Date (the benefit provided under the SERP is intended to be in addition to the Qualified Retirement Plan benefit payable to the Executive regardless of whether the Executive has satisfied the vesting requirements of such plan(s)); and (ii) payment of the amount that would have been due to the Executive under any Short Term Incentive Plan in effect at the time of Executive’s termination had the Executive remained employed by D&E through the Transition Date (any such incentive payment shall be due and payable only at the time and in the manner provided for in the plan relating thereto). Following the election to terminate in (y) above, Executive shall continue to be paid his normal Salary, all Benefits and continue to participate in all incentive plans through the Transition Date. Following the election in (y ) above, D&E or its successor may, in its discretion, request that Executive cease to perform his duties under this Agreement at any time following its receipt of such election and prior to the Transition Date but, in such event, Executive shall still be entitled to be paid his normal Salary, all Benefits and continue to participate in all incentive plans through the Transition Date in addition to the Transition Amount. Notwithstanding the foregoing, the Six-Month Period shall apply only in the event the Executive is a key employee (as defined in Internal Revenue Code Section 416(i)) of the Company as of the last day of the calendar year preceding the date a benefit becomes payable under this Paragraph 6(b). The Six-Month Period may be shortened to the extent that counsel to D&E believes that it is then permissible under Section 409A of the Internal Revenue Code of 1986, as amended, without the imposition of an excise tax.

(c) In the event the payment described in 6(a) or 6(b), when added to all other amounts or benefits provided to or on behalf of Executive in connection with his termination of employment, would result in the imposition of an excise tax on Executive under Section 4999 of the Internal Revenue Code of 1986, as amended, such payments shall be retroactively (if necessary) reduced to the extent necessary to avoid such excise tax imposition. Upon written notice to Executive, together with calculations of D&E’s independent auditors, Executive shall remit to D&E the amount of the reduction (only if such amount has been paid to the Executive) as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if any portion of the amount herein payable to Executive is determined to be non-deductible pursuant to the regulations promulgated under Section 280G of the Internal Revenue Code of 1986, as amended, D&E shall be required only to pay to Executive the amount determined to be deductible under Section 280G.

3. In all other respects, the Agreement is ratified and confirmed.

4. In the event of a conflict between the provisions of this Amendment and the Agreement, the Agreement shall be interpreted in a manner consistent with the provisions of this Amendment.

5. This Amendment shall be effective as of the day and date first set forth above.

In Witness Whereof, the parties have executed this Amendment as of the day and date first set forth above.

D&E Communications, Inc.

By:
James W. Morozzi

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